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EXHIBIT 2.12 PLAN OF DISSOLUTION OF THE COMPANY


                                    JPE, INC.
                               PLAN OF DISSOLUTION

This Plan of Dissolution (this "Plan") of JPE, Inc., a Michigan corporation (the "Company"), shall become effective as provided below. This Plan is intended to accomplish the complete dissolution and liquidation of the Company in conformity with all provisions of Michigan law and the Company's Articles of Incorporation.

WHEREAS, the Company's Board of Directors (the "Board") has determined that it is in the best interests of the Company and its shareholders to dissolve and liquidate the Company; and

WHEREAS, at a meeting of the Board on April 24, 2003, the Board considered and adopted this Plan as the method of dissolving and liquidating the Company and directed that this Plan be submitted to shareholders of the Company for approval; and

WHEREAS, QP Acquisition #2, Inc., the holder of record of Common Shares and First Series Preferred Shares of the Company representing 94.9% of the voting interests of all issued and outstanding Common Shares and First Series Preferred Shares of the Company has executed a written consent dated April 29, 2003 approving this Plan, such approval to be effective on the 20th day after the Company's Information Statement on Schedule 14C required to be provided to the Company's shareholders pursuant to Rule 14c-2 promulgated under Section 14(c) of the Securities Exchange Act of 1934, as amended, is mailed to the Company's shareholders of record as of May 9, 2003 (the "Adoption Time").

NOW THEREFORE, the liquidation and termination of the Company shall be carried out in the manner hereinafter set forth:

1. Effective Time of Plan. This Plan shall be and become effective at the Adoption Time. The dissolution of the Company shall be carried out and made effective by the filing of a Certificate of Dissolution (the "Certificate") with the Department of Consumer & Industry Services of the State of Michigan at such time as is determined by the Board. The time of such filing is hereinafter called the "Effective Time."

2. Liquidation and Termination. The Company shall be liquidated as promptly as practicable after the Effective Time, consistent with the provisions of this Plan and in accordance with the laws of the State of Michigan and the Company's Articles of Incorporation and Bylaws.

3. Cessation of Business. After the Effective Time, the Company shall cease its business and shall not engage in any business activities except for the purposes of winding up its business and affairs, marshalling and preserving the value of its assets, making adequate provision for and paying the company's debts, obligations and liabilities and, after satisfying such debts, obligations and liabilities, distributing any remaining assets to the Company's shareholders in accordance with their respective interests. The Company may also conduct such business as is incidental to such liquidation.

4. Conversion of Assets Into Cash or Other Distributable Form. Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible,

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         proceed to collect all sums due or owing to the Company, to sell and convert into cash any and all of the Company's assets including, among other things, the sale to PTI Acquisition, LLC ("Buyer") of substantially all of the assets of the Company's wholly-owned subsidiary, Plastic Trim, Inc. ("Plastic Trim"), and certain other of the Company's assets used in the business of Plastic Trim, pursuant to an Asset Purchase Agreement by and among the Company, Plastic Trim and Buyer in substantially the form approved by the Board on April 11, 2003 (the "Plastic Trim Sale") and, out of the assets of the Company, to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of the debts, obligations and liabilities of the Company to the extent proceeds of the liquidation are available therefor, including all expenses of the Plastic Trim Sale and the sale of all other assets of the Company and of the dissolution and liquidation provided for by this Plan.

5. Professional Fees and Expenses. It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company's officers or members of the Board provided by the Company pursuant to its Articles of Incorporation and Bylaws or the Michigan Business Corporation Act (the "MBCA") or otherwise.

         In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

         It is also contemplated that the Company shall retain an accounting firm or other qualified person(s) to prepare all tax returns required to be filed by or on behalf of the Company after the date hereof.

6. Notice to Creditors. At such time as is determined by the Board after the Effective Time, the Company shall, pursuant to Section 841a of the MBCA, give written notice of the Company's dissolution to its known existing claimants and shall, pursuant to Section 842a of the MBCA, publish notice of the Company's dissolution and request that persons with claims against the Company present them in accordance with such notice.

7. Payment of Debts. As soon as practicable after the Effective Time, the Company shall determine and pay, or set aside in cash equivalent, the amount of all known or reasonably ascertainable debts, obligations and liabilities of the Company incurred or expected to be incurred prior to the one year anniversary of the publication of the notice pursuant to
         Section 842a of the MBCA, to the extent proceeds of the liquidation are available therefor.

8. Liquidating Distribution. As soon as practicable after the Effective Time, and in any event no later than one year after the closing of the Plastic Trim Sale, a liquidating distribution, in cash and/or in kind, shall be made to the holders of record of outstanding shares of the Company, according to the priorities of the various classes of the Company's shares and pro rata in accordance with the respective number of shares then held of record; provided that in the opinion of the Board adequate provision has, to the extent proceeds of the liquidation are available therefor, been made for the payment, satisfaction and discharge of those known debts, obligations and liabilities and those debts, obligations and liabilities of the Company

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         anticipated to arise after the Effective Time (including costs and expenses incurred and anticipated to be incurred in connection with the Plastic Trim Sale and the sale of all other assets of the Company and the complete liquidation of the Company) and provided, further, that after making adequate provision for the discharge of such debts, obligations and liabilities, the Company has net assets remaining with which to make such liquidating distribution.

         Any assets distributable to any creditor or shareholder of the Company who is unknown or cannot be found, or who is under a disability and for whom there is no legal representative, shall escheat to the state or be treated as abandoned property pursuant to applicable state law.

9. Liquidating Trust. Subject to the Company's obligation under this Plan to make a liquidating distribution to the company's shareholders of any net assets of the Company (after making adequate provision for the discharge of all debts, obligations and liabilities of the Company) no later than one year after the closing of the Plastic Trim Sale, the Board may establish a Liquidating Trust (the "Liquidating Trust") and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more Trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more Trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The Trustees shall in general be authorized to take charge of the Company's property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

10. Filing of Tax Forms. The appropriate officer of the Company is authorized and directed to execute and file an IRS Form 966 pursuant to section 6043 of the Internal Revenue Code within thirty (30) days after the adoption of the Plan, and to file such additional forms and reports with the Internal Revenue Service, the Michigan Department of Treasury and/or other state governmental authorities as may be appropriate in connection with this Plan and the carrying out thereof.

11. Power of Board of Directors. The Board and, subject to the Board, the officers shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including the execution and filing of all certificates, documents, information returns, tax returns and other papers which may be necessary or appropriate to implement the Plan. The death, resignation or disability of any officer of the Company or any Trustee of a Liquidating Trust shall not impair the authority of the surviving or remaining trustees or officers to exercise any of the powers provided for in the Plan.

12. Indemnification. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with and to the fullest extent permitted by the MBCA and the Company's Articles of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company's obligations hereunder.

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13.      Amendment or Abandonment of Plan. The Board shall have the authority to authorize such variations from or amendments of the provisions of the Plan as may be necessary or appropriate to effect the marshalling of the Company's assets and the complete liquidation and termination of the existence of the Company, and the distribution of its net assets to shareholders in accordance with the laws of the State of Michigan and the purposes to be accomplished by the Plan. The Board shall further have the authority to abandon this Plan at any time prior to the closing of the Plastic Trim Sale if the Board determines, in its sole discretion, that carrying out the Plan and the transactions contemplated herein would not be in the best interests of the Company.